Exhibit 99.1

B&G Foods Increases Quarterly Dividend by 9.5 Percent

PARSIPPANY, N.J., October 18, 2011 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors increased the Company’s quarterly dividend rate 9.5% from $0.21 per share of common stock to $0.23 per share of common stock.  On an annualized basis, the dividend increases from $0.84 per share to $0.92 per share. The next quarterly dividend will be payable on January 30, 2012 to shareholders of record as of December 30, 2011.  At the closing market price of the common stock on October 18, 2011, the new dividend rate represents an annualized yield of 5.2%.  This is the twenty-ninth consecutive quarterly dividend declared by the Board of Directors since B&G Foods’ initial public offering in October 2004.

“We are very pleased that our solid financial performance and strong cash flow generation allow us to increase our dividend for the second time this year,” stated David L. Wenner, President and Chief Executive Officer, of B&G Foods.  “We believe that returning cash to our shareholders in the form of dividends is a key component of B&G Foods’ total shareholder return.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214